Translation of Letter Dated March 16, 2000

From:    Deutsche Bank, Mr. Bovermann and Mr. Jakobi
         Blumenstrasse 13, 42849 Remscheid, Germany

To:      IKS Klingelnberg GmbH, Mr. Thomas Meyer
         In der Fleute 18, 42897 Remscheid, Germany

Confirmation of Financing

Dear Mr. Meyer:

We refer to our discussions in recent weeks, in which you advised us of your intention to acquire Bohler Miller Messer & Sagen GmbH, Vienna, and also of your intention to increase your equity stake in your Chinese joint venture to 80%.

Currently we have committed to IKS Klingelnberg GmbH and its subsidiaries lines of credit of DEM 52 million in accordance with various credit agreements. Approximately DEM 31.8 million of these lines have been used for long-term loans.

We are pleased, within the framework of our General Conditions (AGB), to be able to increase the above referenced lines of credit by the current purchase price of "Bohler Miller Messer und Sagen GmbH, Vienna, equal to a converted amount of approximately DEM 14.5 million; and by the price of the additional equity stake in China, equal to approximately DEM 1.5 million, for a total increase of DEM
16.0 million. Up to DEM 7 million thereof may be used for long term purposes.

As a result the total credit lines for the IKS Klingelnberg GmbH group of companies is DEM 68 million.

The existing collateral agreements are:

- DEM 5.0 Million  first  mortgage  on the  building  in  Bargteheide
- DEM 5.1 Million  first  mortgage on the  building in Remscheid  Bergisch-Born
- DEM 2.8 Million first  mortgage on the building in  Geringswalde
- Chattel  mortgage on various  machines of IKS Messerfabrik Geringswalde  GmbH
- Declaration of Non-encumbrance for the investments held by IKS Klingelnberg
  GmbH

In addition, you must also assign to us as collateral for the total line of credit the current and future trade accounts receivables of the German companies and Bohler Miller Messer und Sagen GmbH, Vienna, and assign to us the future inventories of the previously mentioned companies.

The agreement that the equity of IKS Klingelnberg GmbH will not be lower than 30% of total assets and that gross cash flow will stay positive and remain unchanged.

In addition we request you to provide us with quarterly reports and the annual financial statements on a timely basis.

We hope that you will agree to this arrangement and look forward to continued cooperation. We will contact you in the coming days regarding the specific details on the credit contracts.